UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2003

Aviall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12380	65-0433083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2750 Regent Boulevard DFW Airport, Texas	75261 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 586-1000

Not Applicable

(Former name or former address, if changed since last report)

Item	12. Results of Operations and Financial Condition.

On October 29, 2003, Aviall, Inc. (the “Company”) issued the following press release (the “Press Release”) announcing its financial results for the quarter ended September 30, 2003.

The Press Release contains “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the Press Release, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States.

The Press Release includes pro forma earnings per share for the third quarter of 2003 and the nine months ended September 30, 2003. The pro forma earnings per share information has been prepared assuming the following events were consummated prior to January 1, 2002: (i) the sale of $200 million of 7 5/8% Senior Notes due 2011 (the “New Notes”) and the related discharge of Aviall Services’ 14% Senior Notes due 2007 (the “Old Notes”) and reduction of the outstanding balance on Aviall Services’ revolving credit facility (the “Debt Discharge”) and (ii) the lowering of the conversion price of the Company’s Series D Senior Convertible Participating Preferred Stock (the “Series D Preferred Stock”) and the subsequent conversion of all of the outstanding shares of Series D Preferred Stock into 11,100,878 shares of the Company’s common stock (the “Conversion Event”). The pro forma earnings per share calculation excludes the effect of (i) the previously reported quarterly payment-in-kind dividends on the Series D Preferred Stock, (ii) the noncash deemed dividend resulting from the issuance of the Series D Preferred Stock, (iii) the noncash charges related to the Debt Discharge and the Conversion Event, and (iv) all adjustments required by the two-class method of reporting earnings per share that the Company has used since December 2001. In addition, the pro forma earnings per share calculation includes an after-tax adjustment to reflect the lower interest expense of the pro forma interest expense on the Company’s New Notes as compared to the Old Notes. Management believes that the pro forma earnings per share presentation is beneficial to investors to provide information on how these consummated transactions would have affected the Company’s historical financial statements had they occurred at an earlier date.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The text of the press release is as follows:

For Immediate Release

Contact: David Leedy

972-586-1703

dleedy@aviall.com

AVIALL REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS October 29, 2003 — Aviall, Inc. [NYSE: AVL] today reported its financial results for the third quarter of 2003.

Highlights:

•	Net sales grew 12% year-over-year from $222 million in Q3 2002 to $249 million in Q3 2003.

•	Total selling and administrative (S&A) expenses in the third quarter of 2003 fell as a percent of sales to 10.0% from 10.4% in the third quarter of 2002.

•	Third quarter 2003 operating income increased $0.4 million to $16.5 million — a 3% increase year-over-year primarily driven by a continued increase in lower-margin military sales.

•	Interest expense was lower on a quarter-over-quarter basis due to the refinancing accomplished in June 2003, and the effective tax rate declined to 30.7% due to an increase in the estimated benefit from extraterritorial income (ETI) exclusion.

•	Net cash provided by operating activities for the third quarter amounted to $46.9 million.

•	Aviall Services announced a new 10-year, $500 million contract to expand its current product line aftermarket representation relationship with Honeywell Lighting and Electronics (formerly known as Grimes).

•	ILS was recognized by Forbes magazine as a “Best of the B2B Web” for the fourth consecutive year.

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AVIALL REPORTS THIRD QUARTER RESULTS

Third Quarter Results

Third quarter 2003 net sales rose $27.4 million to $249.4 million, or 12%, over last year’s level of $222.0 million. The net sales growth in the third quarter was primarily driven by Aviall Services’ stronger Rolls-Royce T56 military engine product sales. In addition, both airline and general aviation product sales showed positive year-over-year sales increases and thus contributed to the positive growth. At ILS, third quarter net sales of $7.0 million were up $0.1 million year-over-year, continuing a trend of successive year-over-year quarterly net sales gains for this global electronic marketplace.

Aviall’s gross profit for the third quarter of 2003 grew $2.4 million year-over-year to $41.5 million. However, gross profit as a percentage of net sales was lower due to a higher proportion of lower-margin T56 military engine product sales in the quarter. Selling and administrative (S&A) expenses increased $1.9 million year-over-year to $25.0 million or 10.0% of net sales in the third quarter of 2003 – an increase in S&A expense for the third quarter of 2003 equal to 7.1% of the year-over-year net sales increase. More specifically, of the total third quarter S&A increase, corporate S&A accounted for $1.1 million, primarily from the higher legal and professional fees resulting from changes to our capital structure and Sarbanes-Oxley implementation costs. As a result, operating income margin was 6.6% for the third quarter of 2003 versus 7.2% for the third quarter of 2002.

Interest expense declined to $4.9 million in the third quarter of 2003 principally as a result of the issuance of new senior notes, the redemption of old senior notes and the paydown

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AVIALL REPORTS THIRD QUARTER RESULTS

of the outstanding balance under our revolving credit facility, all of which were completed in June 2003. The effective tax rate fell to under 30% for the quarter due to an increase in the estimated tax benefit for 2002 and 2003 of our extraterritorial income (ETI) exclusion, which lowered our 2003 third quarter tax expense. Diluted earnings per share was $0.25 for the third quarter of 2003, as compared to $0.22 in 2002.

Debt outstanding at September 30, 2003 was $209 million as compared with $221 million at December 31, 2002, and the cash balance at the end of the third quarter of 2003 was $31 million, versus $5 million at December 31, 2002. The difference is primarily attributable to improved working capital efficiencies and profitability driven by higher sales. Net cash provided by operations in the third quarter of 2003 amounted to $46.9 million while net cash used for investing activities was $9.8 million for the third quarter of 2003.

Review and Outlook

“The Company recorded another solid quarter while continuing to add momentum for the future,” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer. “The ongoing strength of our Rolls-Royce T56 product line and our ability to generate growth, albeit modest, in the general aviation and airline markets, continue to give us encouragement for the future. In addition, despite the challenges facing the commercial airline marketplace, our ILS business was able to grow net sales year-over-year for the sixth consecutive quarter.”

Fulchino continued, “The most important news this quarter is our latest award, a 10-year key product line fulfillment contract from Honeywell Electronics and Lighting Group (formerly

(M O R E)

AVIALL REPORTS THIRD QUARTER RESULTS

Grimes Lighting), that is expected to generate approximately $500 million of net sales over its 10-year term. This contract award shows that our value proposition continues to be viewed positively by the companies with which we work. It is evident that they appreciate the benefits Aviall brings to them.”

Fulchino closed by saying, “Aviall’s performance for the first nine months of 2003 remains in-line with our expectations despite greater-than-anticipated softness in some marketplaces. Our strong positive cash flow generation for the third quarter and for the year-to-date period gives a glimpse of the potential that Aviall can achieve even without taking into account future growth opportunities. However, with the new Honeywell contract, we have taken another important step forward and are now poised to take on additional opportunities with OEMs while also continuing to further refine and improve our quality of services to new and existing customers and suppliers. Our ability to leverage our scale, reach and technology has created unique advantages for us and improved supply-chain values for our customers.”

Aviall will host a conference call on Thursday, October 30, 2003, at 11 a.m. ET. The conference call can be accessed by calling (800) 857-5735 (toll-free) or (773) 756-4787 (toll) and referencing Aviall. A replay will be available until 11:59 p.m. ET on Monday, November 10, 2003, at (888) 567-0467 (toll-free) or (402) 998-1825 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section “Investor Relations” or at www.vcall.com. In addition, a replay will be available via audio webcast at www.aviall.com under the section “Investor Relations,” or at www.vcall.com.

# # #

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 215 manufacturers and offers approximately 250,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint mixing services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at www.aviall.com.

AVIALL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net sales	$249,449	221,951	751,787	582,663
Cost of sales	207,938	182,817	625,549	463,911

Gross profit	41,511	39,134	126,238	118,752
Selling and administrative expenses	25,041	23,102	74,399	71,628
Impairment loss	—	—	1,707	—

Operating income	16,470	16,032	50,132	47,124
Loss on extinguishment of debt	—	—	17,315	—
Interest expense	4,938	5,600	16,410	16,843

Earnings before income taxes	11,532	10,432	16,407	30,281
Provision for income taxes (a)	3,366	3,510	5,035	11,053

Net earnings	8,166	6,922	11,372	19,228
Less deemed dividend from beneficial conversion feature	—	—	—	(20,533)
Less preferred stock dividends	—	(1,061)	(2,016)	(3,114)
Less noncash reduction for conversion of preferred stock	—	—	(24,335)	—

Net earnings (loss) applicable to common shares	$8,166	5,861	(14,979)	(4,419)

Basic net earnings (loss) per share (b)	$0.26	0.22	(0.70)	(0.24)

Weighted average common shares	31,095,455	18,472,479	24,105,082	18,412,992

Diluted net earnings (loss) per share (b)	$0.25	0.22	(0.70)	(0.24)

Weighted average common and potentially dilutive common shares	32,524,974	29,154,004	30,626,755	27,090,311

Pro forma diluted net earnings per share (c)	$0.25	0.23	0.73	0.65

Pro forma weighted average common and potentially dilutive common shares	32,524,974	32,124,195	32,088,513	31,340,860

(a)	Due to our large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments (refunds) were $(0.3) million and $0.3 million for the three and nine months ended September 30, 2003, respectively.

(b)	Diluted net earnings (loss) per share were antidilutive for the nine months ended September 30, 2003 and the three and nine months ended September 30, 2002. Therefore, diluted net earnings (loss) per share is presented equal to basic net earnings (loss) per share for those periods.

(c)	On a pro forma basis after giving effect to the June 2003 refinancing and preferred stock conversion as if it had occurred prior to January 1, 2002. See Reconciliation of Net Earnings to Pro Forma Earnings on subsequent page.

AVIALL, INC.

SEGMENT INFORMATION

(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
Net Sales	2003	2002	2003	2002
Aviall Services	$242,464	215,078	730,778	562,450
ILS	6,985	6,873	21,009	20,213

Total net sales	$249,449	221,951	751,787	582,663

Profit
Aviall Services	$17,165	15,875	52,685	47,678
ILS	2,703	2,424	5,773	7,065

Reportable segment profit	19,868	18,299	58,458	54,743
Loss on extinguishment of debt	—	—	(17,315)	—
Corporate	(3,398)	(2,267)	(8,326)	(7,619)
Interest expense	(4,938)	(5,600)	(16,410)	(16,843)

Earnings before income taxes	$11,532	10,432	16,407	30,281

RECONCILIATION OF NET EARNINGS TO PRO FORMA EARNINGS (Dollars in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net earnings (loss) applicable to common shares	$8,166	5,861	(14,979)	(4,419)
Pro forma adjustments:
Deemed dividend from beneficial conversion feature	—	—	—	20,533
Preferred stock dividends	—	1,061	2,016	3,114
Noncash reduction for conversion of preferred stock	—	—	24,335	—
Net interest expense adjustment, net of tax	—	395	810	1,194
Loss on extinguishment of debt, net of tax	—	—	11,385	—

Pro forma net earnings	$8,166	7,317	23,567	20,422

Pro forma diluted net earnings per share	$0.25	0.23	0.73	0.65
Pro forma weighted average common and potentially dilutive common shares	32,524,974	32,124,195	32,088,513	31,340,860

The above table reflects the reconciliation of our net earnings for the three- and nine-month periods ended September 30, 2003 and 2002 to our net earnings on a pro forma basis assuming the following events were consummated prior to January 1, 2002: (i) the sale of $200 million of 7 5/8% Senior Notes due 2011 (the “New Notes”) and the related discharge on Aviall Services’ 14% Senior Notes due 2007 (the “Old Notes”) and reduction of the outstanding balance on Aviall Services’ revolving credit facility (the “Debt Discharge”) and (ii) the lowering of the conversion price of our Series D Senior Convertible Participating Preferred Stock (the “Series D Preferred Stock”) and the subsequent conversion of all of the outstanding shares of Series D Preferred Stock into 11,100,878 shares of our common stock (the “Conversion Event”). The pro forma earnings per share calculation excludes the effect of (i) the previously reported quarterly payment-in-kind dividends on the Series D Preferred Stock, (ii) the noncash deemed dividend resulting from the issuance of the Series D Preferred Stock, (iii) the noncash charges related to the Debt Discharge and the Conversion Event, and (iv) all adjustments required by the two-class method of reporting earnings per share that Aviall has used since December 2001. In addition, the pro forma earnings per share calculation includes an after-tax adjustment to reflect the lower interest expense of the pro forma interest expense on our New Notes as compared to the Old Notes. Management believes this pro forma presentation is beneficial to investors to provide information on how these consummated transactions would have affected the historical financial statements had they occurred at an earlier date.

AVIALL, INC.

SELECTED BALANCE SHEET ACCOUNTS

(Dollars in thousands)

	September 30, 2003	December 31, 2002
Cash	$31,162	4,997
Receivables	$107,802	95,222
Inventories	$303,153	348,027
Deferred tax asset	$57,019	60,279
Accounts payable	$108,229	114,263
Debt	$208,655	221,407
Convertible redeemable preferred stock	$—	44,370
Shareholders’ equity	$285,568	228,602

SELECTED CASH FLOW ACCOUNTS

(Dollars in thousands)

	Three months ended September 30, 2003	Nine months ended September 30, 2003
Net cash provided by operating activities	$46,863	89,439
Net cash used for investing activities	$(9,743)	(13,343)

DEPRECIATION AND AMORTIZATION

(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Depreciation	$2,162	1,852	6,006	5,841
Amortization	1,570	1,337	4,706	3,927
Debt issue cost	684	1,213	3,035	3,006

	$4,416	4,402	13,747	12,774

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVIALL, INC.

By:	/s/ COLIN M. COHEN

Name: Title:	Colin M. Cohen Vice President and Chief Financial Officer

Date: October 29, 2003